Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group, Inc. Announces Pricing of $275 Million of 6.375% Senior Secured Notes Due 2020

Carmel, Ind. September 20, 2012 - CNO Financial Group, Inc. (NYSE:CNO) (“CNO”) announced today the pricing and an increase in size of its previously announced offering of senior secured notes due 2020 (the “Notes”). CNO is increasing the total size of the offering from $250 million to $275 million and also expects to increase the size of its new six-year term loan facility from $400 million to $425 million. The Notes will bear interest at 6.375% per annum, payable semi-annually on April 1 and October 1 and will mature on October 1, 2020. The closing of the offering is expected to occur, subject to customary closing conditions, on September 28, 2012.

CNO estimates that the net proceeds of the offering will be approximately $267 million, after deducting initial purchasers' discounts and commissions and estimated offering expenses. CNO intends to use the net proceeds of the offering, together with the borrowings under a $425 million six-year term loan facility and $250 million four-year term loan facility under a new senior secured credit agreement, to (i) repay all amounts outstanding under its existing senior secured credit agreement, (ii) purchase up to all of its outstanding 9.00% Senior Secured Notes due 2018 (the “9.00% Notes”) tendered pursuant to CNO's previously announced cash tender and consent solicitation (and to redeem any 9.00% Notes not purchased pursuant to such tender offer), (iii) purchase approximately $200 million aggregate principal amount of its 7.0% Convertible Senior Debentures due 2016 and (iv) pay fees and expenses related to the offering and the transactions described above. Any remaining amounts will be used for general corporate purposes.

The Notes will be senior secured obligations of CNO and will be guaranteed on a senior secured basis by each of CNO's domestic subsidiaries that guarantee indebtedness under CNO's new senior secured credit agreement.

The Notes are to be offered and sold to “qualified institutional buyers” as defined under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with Rule 144A and to non-U.S. Persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities.

The Notes and guarantees have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.

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